Exhibit 23.5

[Logo]

[Logo] FRIEDMAN BILLINGS RAMSEY

FBR

Consent of Friedman, Billings, Ramsey & Co., Inc.

September 12, 2003

The Board of Directors

American Home Mortgage Holdings, Inc.

520 Broadhollow Road

Melville, NY 11747

We hereby consent to the inclusion of our opinion letter, dated July 12, 2003, to the Board of Directors of American Home Mortgage Holdings, Inc. as Annex H to this joint proxy statement/prospectus which forms part of Amendment No. 1 to the Form S-4 Registration Statement, and to the references to Friedman, Billings, Ramsey & Co., Inc. and such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Friedman, Billings, Ramsey & Co., Inc.

By:	/S/ KENNETH P. SLOSSER

Kenneth P. Slosser Managing Director